                                                               DQE EXHIBIT 23.1



                         Independent Auditors' Consent

  We consent to the incorporation by reference in Registration Statement No. 33-60966 of DQE, Inc. on Form S-3, Post Effective Amendment No. 3 to Registration Statement No. 33-29147 of DQE, Inc. on Form S-8, Registration Statement Nos. 33-66488 and 33-72582 of DQE, Inc. on Form S-8, Post Effective Amendment No. 1 to Registration Statement Nos. 33-46773 and 33-87974 of DQE, Inc. on Form S-8, Amendment No. 1 to Registration Statement No. 333-32433 of DQE, Inc. on Form S-4 and Amendment No. 1 to Registration Statement Nos. 333-80377 and 333-80377-1 of DQE Capital Corporation on Form S-3 of our report dated January 28, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of DQE, Inc. for the year ended December 31, 1999.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 29, 2000